Exhibit 99.2

NEWS RELEASE

CPS ANNOUNCES FIRST QUARTER 2016 EARNINGS

▪	Pretax income of $12.2 million
▪	Net income of $7.2 million, or $0.24 per diluted share
▪	New contract purchases of $312 million
▪	Total managed portfolio increases to $2.14 billion from $2.03 billion at December 31, 2015

LAS VEGAS, NV, April 25, 2016 (GlobeNewswire) -- Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced earnings of $7.2 million, or $0.24 per diluted share, for its first quarter ended March 31, 2016. This compares to net income of $8.3 million, or $0.26 per diluted share, in the first quarter of 2015.

Revenues for the first quarter of 2016 were $100.6 million, an increase of $14.7 million, or 17.1%, compared to $86.0 million for the first quarter of 2015. Total operating expenses for the first quarter of 2016 were $88.4 million, an increase of $17.2 million, or 24.1%, compared to $71.2 million for the 2015 period. Pretax income for the first quarter of 2016 was $12.2 million compared to pretax income of $14.7 million in the first quarter of 2015, a decrease of 17.1%.

During the first quarter of 2016, CPS purchased $312.3 million of new contracts compared to $269.2 million during the fourth quarter of 2015 and $233.9 million during the first quarter of 2015. The Company's managed receivables totaled $2.142 billion as of March 31, 2016, an increase from $2.031 billion as of December 31, 2015 and $1.726 billion as of March 31, 2015.

Annualized net charge-offs for the first quarter of 2016 were 7.57% of the average owned portfolio as compared to 6.64% for the first quarter of 2015. Delinquencies greater than 30 days (including repossession inventory) were 8.97% of the total owned portfolio as of March 31, 2016, as compared to 6.86% as of March 31, 2015.

"We are pleased with our operating results for the first quarter of 2016," said Charles E. Bradley, Jr., Chairman and Chief Executive Officer. “Despite the difficulties posed in this challenging credit environment and the rising cost of funds for securitizations in our industry, we still posted pre-tax earnings of $12.2 million and $0.24 in net earnings per diluted share. In addition, in March 2016, we celebrated the 25th anniversary of the company and also broke a record for monthly originations.”

Conference Call

CPS announced that it will hold a conference call on Tuesday, April 26, 2016, at 1:00 p.m. ET to discuss its quarterly operating results. Those wishing to participate by telephone may dial-in at 877 312-5502 or 253 237-1131 approximately 10 minutes prior to the scheduled time.

A replay of the conference call will be available between April 26, 2016 and May 3, 2016, beginning two hours after conclusion of the call, by dialing 855 859-2056 or 404 537-3406 for international participants, with conference identification number 94123263. A broadcast of the conference call will also be available live and for 90 days after the call via the Company’s web site at www.consumerportfolio.com.

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About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems, low incomes or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis primarily through the securitization markets and service the contracts over their lives.

Forward-looking statements in this news release include the Company's recorded revenue, expense and provision for credit losses, because these items are dependent on the Company’s estimates of incurred losses. The accuracy of such estimates may be adversely affected by various factors, which include (in addition to risks relating to the economy generally) the following: possible increased delinquencies; repossessions and losses on retail installment contracts; incorrect prepayment speed and/or discount rate assumptions; possible unavailability of qualified personnel, which could adversely affect the Company’s ability to service its portfolio; possible increases in the rate of consumer bankruptcy filings, which could adversely affect the Company’s rights to collect payments from its portfolio; other changes in government regulations affecting consumer credit; possible declines in the market price for used vehicles, which could adversely affect the Company’s realization upon repossessed vehicles; and economic conditions in geographic areas in which the Company's business is concentrated. All of such factors also may affect the Company’s future financial results, as to which there can be no assurance. Any implication that the results of the most recently completed quarter are indicative of future results is disclaimed, and the reader should draw no such inference. Factors such as those identified above in relation to the provision for credit losses may affect future performance.

Investor Relations Contact

Jeffrey P. Fritz, Chief Financial Officer

844 878-2777

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Consumer Portfolio Services, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended
	March 31,
	2016	2015
Revenues:
Interest income	$96,663	$82,359
Servicing fees	23	148
Other income	3,963	3,482
	100,649	85,989
Expenses:
Employee costs	15,143	14,486
General and administrative	5,331	4,836
Interest	17,821	13,173
Provision for credit losses	44,197	33,439
Other expenses	5,928	5,306
	88,420	71,240
Income before income taxes	12,229	14,749
Income tax expense	5,015	6,416
Net income	$7,214	$8,333

Earnings per share:
Basic	$0.29	$0.33
Diluted	$0.24	$0.26

Number of shares used in computing earnings per share:
Basic	25,296	25,635
Diluted	30,154	31,991

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Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31,	December 31,
	2016	2015
Assets:
Cash and cash equivalents	$16,191	$19,322
Restricted cash and equivalents	126,011	106,054
Total cash and cash equivalents	142,202	125,376

Finance receivables	2,098,243	1,985,093
Allowance for finance credit losses	(79,867)	(75,603)
Finance receivables, net	2,018,376	1,909,490

Finance receivables measured at fair value	23	61
Deferred tax assets, net	37,543	37,597
Other assets	51,814	56,401
	$2,249,958	$2,128,925

Liabilities and Shareholders' Equity:
Accounts payable and accrued expenses	$32,890	$29,509
Warehouse lines of credit	170,299	194,056
Residual interest financing	8,336	9,042
Securitization trust debt	1,856,396	1,720,021
Subordinated renewable notes	15,348	15,138
	2,083,269	1,967,766

Shareholders' equity	166,689	161,159
	$2,249,958	$2,128,925

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Operating and Performance Data ($ in millions)

	At and for the
	Three months ended
	March 31,
	2016	2015

Contracts purchased	$312.30	$233.89
Contracts securitized	340.00	258.33

Total managed portfolio	$2,141.63	$1,725.52
Average managed portfolio	2,098.29	1,704.59

Allowance for finance credit losses as % of fin. receivables	3.81%	4.05%

Aggregate allowance as % of fin. receivables (1)	5.00%	4.93%

Delinquencies
31+ Days	7.15%	5.56%
Repossession Inventory	1.81%	1.30%
Total Delinquencies and Repo. Inventory	8.97%	6.86%

Annualized net charge-offs as % of average owned portfolio	7.57%	6.64%

Recovery rates (2)	39.9%	43.8%

	For the
	Three months ended
	March 31,
	2016		2015
	$ (3)	%(4)	$ (3)	%(4)
Interest income	$96.66	18.4%	$82.36	19.3%
Servicing fees and other income	3.99	0.8%	3.63	0.9%
Interest expense	(17.82)	-3.4%	(13.17)	-3.1%
Net interest margin	82.83	15.8%	72.82	17.1%
Provision for credit losses	(44.20)	-8.4%	(33.44)	-7.8%
Risk adjusted margin	38.63	7.4%	39.38	9.2%
Core operating expenses	(26.40)	-5.0%	(24.63)	-5.8%
Pre-tax income	$12.23	2.3%	$14.75	3.5%

(1)  Includes allowance for finance credit losses and allowance for repossession inventory.

(2)  Wholesale auction liquidation amounts (net of expenses) as a percentage of the account balance at the time of sale.

(3)  Numbers may not add due to rounding.

(4)  Annualized percentage of the average managed portfolio.  Percentages may not add due to rounding.

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